Exhibit j
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm included on the cover page and under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information. We also consent to the reference to our firm under the caption "Financial Highlights" in the prospectus and to the use of our reports dated February 15, 2006 on the financial statements and financial highlights of the USAA Nasdaq-100 Index Fund and the USAA S&P 500 Index Fund and February 21, 2006 on the financial statements and financial highlights of the USAA Extended Market Index Fund as of and for the year ended December 31, 2005 in the Post-Effective Amendment Number 76 to the Registration Statement (Form N-1A No. 2-49560).

                                                        /s/ Ernst & Young LLP

San Antonio, Texas
April 24, 2006